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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated May 17, 1999, relating to the financial statements of GreatFood.com, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.



PricewaterhouseCoopers LLP
Seattle, Washington
September 17, 1999